Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of IndyMac ABS, Inc. for the registration of IndyMac Residential Mortgage-Backed Trust, Series 2005-Ll, Mortgage-Backed Certificates, Series 2005-L1, in the registration statement on Form S-3 (No. 333-120706) and to the incorporation by reference therein of our report dated January 24, 2005, (except Note 3k, as to which the date is March 15, 2005) with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of IndyMac ABS, Inc., dated June 10, 2005, filed with the Securities and Exchange Commission.



                                                          /s/ Ernst & Young LLP

New York, New York
June 10, 2005